Delisting Determination, The Nasdaq Stock Market, LLC, May 23, 2025, Welsbach Technology Metals Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Welsbach Technology Metals Acquisition Corp. effective at the opening of the trading session on June 13, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on December 31, 2024. The Company securities were suspended on January 7, 2025.
The Staff determination to delist the Company securities became final on January 7, 2025.